Exhibit 2.11

PLAN OF MERGER

This Plan of Merger is made this 15th day of July 2021, by and between Andina Gold Corp, a Nevada corporation (“Parent”) and Cryomass Technologies Inc, a Nevada corporation and a wholly owned subsidiary of Parent (“Sub”), pursuant to which Sub will merge with and into Parent pursuant to the applicable provisions of the Section 92A:180 of the Nevada Revised Statutes (the “NRS”). This Plan of Merger is entered into pursuant to the July 9, 2021, Written Consent of the Board of Directors of Andina Gold Corp by Unanimous Consent in Lieu of a Meeting Pursuant to the Provisions of the Nevada Revised Statutes.

1. Merger of Sub into Parent. On the effective date, as set forth in Paragraph 6 below (the“Effective Date”), Sub will merge with and into Parent. The separate existence of Sub will cease and Parent will be the Surviving Corporation and will continue its existence under Nevada law.

2. Articles of Incorporation and Bylaws of Surviving Corporation. On the Effective Date, Article 1 of Parent’s Articles of Incorporation, as then in effect, will be amended to change the name of “Andina Gold Corp.” to “Cryomass Technologies Inc”.

Such Amended Articles of Incorporation shall thereafter continue to be the Articles of Incorporation of the Surviving Corporation until changed as provided by law. On the Effective Date, Parent’s Bylaws, as then in effect, will become the Bylaws of the Surviving Corporation and thereafter continue to be its Bylaws until changed as provided by law.

3. Directors and Officers of Surviving Corporation. On the Effective Date, the directors and officers of Parent, as then in office, will become the directors and officers of the Surviving Corporation, to serve in such capacity until the next annual meeting of the stockholders and of the directors, respectively, or until their successors have been duly elected and qualified.

4. Shares. On the Effective Date (a) each then issued and outstanding share of the stock of Parent will be and continue to be an issued and outstanding share of the Surviving Corporation, and (b) each then issued and outstanding share of the stock of Sub will, by virtue of the merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

5. Liabilities and Obligations. On the Effective Date, the separate existence of all parties to the merger, except that of the Surviving Corporation, shall cease. All of the property, real, personal and mixed, and licenses of Parent and Sub, and all debts due on whatever account to Parent and Sub, including choses in action, shall be deemed to be transferred to and vested in the Surviving Corporation, without further action, and the title to any real estate, or any interest therein, vested in Parent and Sub shall not revert or be in any way impaired by reason of the merger. The Surviving Corporation shall be responsible for all the liabilities of Parent and Sub. Liens upon the property of Parent and Sub shall not be impaired by the merger, and any claim existing or action or proceeding pending by or against Parent and Sub may be prosecuted to judgments as if the merger had not taken place, or enforced against the and, together with interest thereon, if any, shall be a lien against the franchises and property, both real and personal, of the Surviving Corporation.

6. Approval, Filing and Effectiveness. After this Plan has been duly approved in the manner required by law and if it is not terminated in accordance with paragraph 8 hereof, Articles of Merger will be executed and filed with the Nevada Department of State, the Articles of Incorporation of Parent shall be amended to reflect the new corporate name Cryomass Technologies Inc and the date of filing will be the Effective Date, subject to FINRA processing the name change corporate action. On the basis of the filing of the amendment of the Articles of Incorporation date stamped by Nevada, shall process the name change and ticker change corporate action with FINRA, and the date when FINRA processes the corporate action shall be the date when Parent shall formally assume the name Cryomass Technologies Inc.

7. Amendment. This Plan may be amended by action of the Board of Directors of each of Parent and Sub at any time prior to the Effective Date, subject to any limitations contained in the NRS.

8. Termination. This Plan may be terminated and the merger abandoned by action of the Board of Directors of Parent and Sub at any time prior to the Effective Date.

IN WITNESS WHEREOF, the undersigned have executed this plan of merger as of the date first set forth above.

On behalf of Cryomass Technologies Inc

/s/ Christian Noël
Christian Noël, President

On behalf of Andina Gold Corp.

/s/ Philip Blair Mullin
Philip Blair Mullin, Officer

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